Exhibit 99.1

Press Release for August 13, 2024_5:05am PT

Starbucks names Brian Niccol as Chairman and Chief Executive Officer

Brian Niccol will join Starbucks on September 9, 2024. Mellody Hobson will be lead independent director. Laxman Narasimhan is stepping down as ceo and as a director effective immediately. Rachel Ruggeri will serve as interim ceo.

SEATTLE (August 13, 2024) – Starbucks (NASDAQ: SBUX) today announced that Brian Niccol has been appointed chairman and chief executive officer. Niccol will start in his new role on September 9, 2024. Starbucks chief financial officer, Rachel Ruggeri, will serve as interim ceo until that time. Mellody Hobson, Starbucks board chair, will become lead independent director.

Niccol currently serves as Chairman and CEO of Chipotle. Since becoming CEO in 2018, Niccol has transformed Chipotle. His focus on people and culture, brand, menu innovation, operational excellence, and digital transformation have set new standards in the industry and driven significant growth and value creation. Revenue has nearly doubled, profits have increased nearly sevenfold, and the stock price has increased by nearly 800% during his leadership, all while increasing wages for retail team members, expanding benefits, and strengthening the culture.

“We are thrilled to welcome Brian to Starbucks. His phenomenal career speaks for itself. Brian is a culture carrier who brings a wealth of experience and a proven track record of driving innovation and growth. Like all of us at Starbucks, he understands that a remarkable customer experience is rooted in an exceptional partner experience,” said Hobson. “Our board believes he will be a transformative leader for our company, our people, and everyone we serve around the world.”

“I am excited to join Starbucks and grateful for the opportunity to help steward this incredible company, alongside hundreds of thousands of devoted partners,” said Niccol. “I have long-admired Starbucks iconic brand, unique culture and commitment to enhancing human connections around the globe. As I embark upon this journey, I am energized by the tremendous potential to drive growth and further enhance the Starbucks experience for our customers and partners, while staying true to our mission and values.”

Laxman Narasimhan is stepping down from his role as ceo and as a member of the Starbucks board with immediate effect. During his tenure, he improved the Starbucks partner experience, drove significant innovation in our supply chain, and enhanced our store operations.

“On behalf of the board, I want to sincerely thank Laxman for his contributions to Starbucks, and his dedication to our people and brand,” said Hobson. “In the face of some challenging headwinds, Laxman has been laser focused on improving the business to meet the needs of our customers and partners. We all wish him the very best and know he will do great things in the future.”

Niccol joined Chipotle as Chief Executive Officer and a director in March 2018, and became Chairman of the Board in March 2020. Before joining Chipotle, he served as Chief Executive of Taco Bell. Before becoming CEO he held roles including Chief Marketing and Innovation Officer, and President. He also served in leadership roles at Pizza Hut, another division of Yum! Brands. He began his career in brand management at Procter and Gamble.

Niccol currently serves on the board of directors of Walmart Inc. He previously served on the board of KB Home and Harley-Davidson. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business.

“Having followed Brian’s leadership and transformation journey at Chipotle, I’ve long admired his leadership impact. His retail excellence and track record in delivering extraordinary shareholder value recognizes the critical human element it takes to lead a culture and values driven enterprise. I believe he is the leader Starbucks needs at a pivotal moment in its history. He has my respect and full support,” said Howard Schultz, Starbucks founder and chairman emeritus. “I thank Mellody and the Starbucks board for their deep commitment to shaping the future of this remarkable global phenomenon that is Starbucks.”

Ruggeri is a 23-year Starbucks partner. She has been cfo since 2021.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 39,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.